FOR IMMEDIATE RELEASE

Conference Call Thursday, March 13th, at 4:30 p.m. ET, Dial-In (866) 430-3457 (ID# 2198783)

XO Group Reports Q4 and FY 2013 Financial Results;

Current President Michael Steib Elevated to CEO and Appointed to Board of Directors

Full Year Revenue up 3.6%, led by local online (up 9.1%) and registry services (up 27.2%)

David Liu to remain Chairman, shift focus to XO efforts in China

NEW YORK, March 13, 2014 – XO Group Inc. (NYSE: XOXO, xogroupinc.com), the premier consumer Internet and media company devoted to weddings, pregnancy, and everything in between, today reported financial results for the fourth quarter and year ended December 31, 2013.

XO Group also announced it has named Michael Steib, currently President, as its new Chief Executive Officer and has appointed him to the Board of Directors. Co-Founder David Liu will continue guiding overall Company direction as Chairman of the Board, including intensifying his focus on driving the Company’s business in China.

“Over the last 17 years, we have built some of the top brands in the industry,” said David Liu, Co-Founder and Chairman of XO Group. “The power of those brands to help people make lifestage decisions remains unchanged. However, our consumers now view mobile as their first choice for both content and engagement. Hiring Mike and empowering him to transform our businesses and build on our brands was a key first step. I am confident he has the skills and passion to guide XO Group and lead the industry into a more connected future.”

“Our goal at XO is to build a brand- and mobile-driven marketplace for lifestage decisions,” said Michael Steib, President and Chief Executive Officer, XO Group. “As a result, in late 2013 we began making critical investments in technology and talent in order to give our consumers even greater real-time, on-the-go access to trusted brands and vendors – and to build the back-end systems that make that access more valuable to advertisers and business partners.”

Added Steib: “It’s an honor to lead XO into this next exciting phase of its development.”

Overview of Recent Strategic Initiatives

Since joining the Company, Mr. Steib has worked closely with Mr. Liu to sharpen XO Group’s focus on building out its network of branded sites, vendors and advertisers so that they can better serve the thousands of individual consumer touchpoints that take place as on-the-go brides, couples and families seek advice and assistance.

On this front, in recent months, the Company hired several new senior-level executives, under the leadership of Mr. Steib, including Gillian Munson as Chief Financial Officer; Jennifer Garrett as EVP, National Enterprise Sales; and Katherine Wu Brady as EVP, E-Commerce and Registry. These appointments stack the leadership team with the skills and expertise necessary to further the Company’s technological transformation.

Also under the direction of Mr. Steib, the Company added significant product and engineering expertise during the quarter focused heavily on mobile development. These strategic investments also resulted in higher product and content expenses, and included management transition expenses, all contributing to year-over-year increases in operating expenses.

“Our results highlight a strategic allocation of our capital towards internal investment that we believe will generate long term opportunities and returns for our company and our shareholders,” said Gillian Munson, Chief Financial Officer.

Full Year 2013 Highlights:

•	Full year consolidated revenue was $133.8 million, a 3.6% year over year improvement.
▪	Local online revenue increased 9.1%.
▪	Registry services revenue increased 27.2% in 2013.

•	Gross profit was $111.4 million a 4.6% improvement from the prior year. Gross margin was 83.3% compared to 82.5% for 2012.

•	Net income for the full year 2013 was $5.8 million, down 33.0% from the prior year, reflecting the Company’s investment in future growth initiatives.

•	Full year diluted earnings per share (EPS) were $0.23, down $0.12 from full year 2012 diluted EPS.

•	Adjusted EBITDA for 2013 was $26.7 million, which compares to $25.5 million for full year 2012.

•	Cash flow from operations for the full year was $22.2 million.

•	Capital expenditures for the full year were $6.0 million.

•	Free cash flow for the full year of 2013 was $16.3 million, driving a $13.3 million increase in our overall cash balance to $90.7 million.

Fourth Quarter 2013 Operating Results:

Total revenue for the fourth quarter of 2013 totaled $32.6 million, an increase of 1.3%, compared with $32.2 million in the fourth quarter of 2012.

•	Total online advertising revenue was $20.1 million, a 1.2% increase from the comparable quarter in the prior year. Local online advertising grew by 7.1%, while national online advertising was down by 9.6%.

•	Registry services revenue increased by 32.1% to $1.6 million for the fourth quarter of 2013.

•	E-commerce revenue was $3.0 million, down 4.4% compared to the prior year.

•	Publishing and Other revenues were down 0.9% from the prior year due to a decrease in tradeshow revenue, partially offset by increased advertising revenue.

Consolidated gross profit improved 2.3% year over year to $27.1 million for the fourth quarter primarily due to a mix shift to advertising and registry services revenue.

Operating expenses for the fourth quarter of 2013 were $29.1 million, an increase of 36.1% from the fourth quarter of 2012, driven by increases of $2.8 million in product and content development, $2.8 million in general and administrative expenses and $1.4 million related to impairment of tradenames. The increase in product and content was driven by increased personnel expenses, related to our product and mobile investments. The increase in general and administrative expense was primarily due to executive transition charges and foreign value added tax, interest and penalties.

Ijie.com incurred operating losses of $2.0 million and $5.0 million, respectively, for the three months and twelve months ended December 31, 2013.

Net loss and net loss per share on a GAAP basis for the fourth quarter of 2013 were $3.1 million and ($0.12) respectively, compared to net income of $3.1 million and net income per diluted share of $0.13 for the fourth quarter of 2012. Excluding severance charges related to executive management changes, impairment charges and incremental foreign tax expenses, adjusted net income per diluted share for the fourth quarter of 2013 was $0.02 compared to $0.13 for the fourth quarter of 2012.

Cash and cash equivalents were $90.7 million at the end of 2013, a 17.2% increase compared to 2012.

Capital expenditures for the fourth quarter of 2013 were $1.3 million.

XO GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in Thousands, Except for Per Share Data)

(unaudited)

	Three Months Ended December 31,
	2013	2012
Net revenue:
National online sponsorship and advertising	$6,341	$7,017
Local online sponsorship and advertising	13,793	12,884
Total online sponsorship and advertising	20,134	19,901
Registry services	1,553	1,175
Merchandise	2,995	3,131
Publishing and other	7,903	7,974
Total net revenue	32,585	32,181
Cost of revenue:
Online sponsorship and advertising	421	398
Merchandise	2,107	2,211
Publishing and other	2,911	3,047
Total cost of revenue	5,439	5,656

Gross profit	27,146	26,525

Operating expenses:
Product and content development	8,761	5,996
Sales and marketing	10,144	9,732
General and administrative	7,242	4,482
Long-lived asset impairment charge	1,430		__
Depreciation and amortization	1,484	1,134
Total operating expenses	29,061	21,344

(Loss) Income from operations	(1,915)	5,181
Loss in equity interests	(1,842)	(26)
Interest and other income, net	74	41
(Loss) Income before income taxes	(3,683)	5,196
(Benefit) Provision for income taxes	(615)	2,074

Net (loss) income	$(3,068)	$3,122
Net (loss) income per share:
Basic	$(0.12)	$0.13
Diluted	$(0.12)	$0.13
Weighted average number of shares used in calculating net (loss) income per share:
Basic	24,704	24,311
Diluted	24,704	24,892

XO GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in Thousands, Except for Per Share Data)

(unaudited)

	Twelve Months Ended December 31,
	2013	2012
Net revenue:
National online sponsorship and advertising	$27,216	$26,561
Local online sponsorship and advertising	54,445	49,914
Total online sponsorship and advertising	81,661	76,475
Registry services	7,926	6,231
Merchandise	18,406	21,359
Publishing and other	25,821	25,066
Total net revenue	133,814	129,131
Cost of revenue:
Online sponsorship and advertising	1,927	1,741
Merchandise	11,296	12,454
Publishing and other	9,178	8,407
Total cost of revenue	22,401	22,602

Gross profit	111,413	106,529

Operating expenses:
Product and content development	29,877	26,229
Sales and marketing	39,718	40,239
General and administrative	23,073	20,980
Long-lived asset impairment charge	1,430	958
Depreciation and amortization	4,808	3,874
Total operating expenses	98,906	92,280

Income from operations	12,507	14,249
Loss in equity interests	(2,016)	(55)
Interest and other income, net	144	113
Income before income taxes	10,635	14,307
Provision for income taxes	4,841	5,658
Net income	5,794	8,649
Plus: net loss attributable to noncontrolling interest	—	65
Net income attributable to XO Group Inc.	$5,794	$8,714
Net income per share attributable to XO Group Inc. common stockholders:
Basic	$0.24	$0.35
Diluted	$0.23	$0.35
Weighted average number of shares used in calculating net income per share:
Basic	24,620	24,649
Diluted	25,596	25,218

XO GROUP INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in Thousands)

(unaudited)

	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$90,697	$77,407
Accounts receivable, net	11,838	14,960
Inventories	2,374	2,222
Deferred production and marketing costs	475	557
Deferred tax assets, current portion	2,782	2,857
Prepaid expenses and other current assets	5,993	2,452
Total current assets	114,159	100,455
Long-term restricted cash	2,599	2,599
Property and equipment, net	15,490	13,093
Intangible assets, net	3,357	5,660
Goodwill	38,500	37,750
Deferred tax assets	21,469	21,334
Investment in equity interests	1,680	2,396
Other assets	495	67
Total assets	$197,749	$183,354
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$12,420	$11,448
Deferred revenue	14,864	14,710
Total current liabilities	27,284	26,158
Deferred tax liabilities	4,507	2,791
Deferred rent	5,914	6,628
Other liabilities	4,154	3,270
Total liabilities	41,859	38,847

Stockholders’ equity:
Preferred stock	—	—
Common stock	270	259
Additional paid-in-capital	169,756	164,071
Accumulated other comprehensive loss	(204)	(97)
Accumulated deficit	(13,932)	(19,726)
Total stockholders’ equity	155,890	144,507
Total liabilities and equity	$197,749	$183,354

XO GROUP INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Amounts in Thousands, Except for Per Share Data)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012

Net (loss) income attributable to XO Group Inc.	($3,068)	$3,122	$5,794	$8,714
(Benefit) Provision for income taxes	(615)	2,074	4,841	5,658
Depreciation and amortization	1,484	1,134	4,808	3,874
Stock-based compensation expense	2,145	(46)	6,697	6,388
Long-lived asset impairment charges	1,430	-	1,430	958
Loss in equity interests	1,842	26	2,016	55
Interest and other income, net	(74)	(41)	(144)	(113)
Net loss attributable to noncontrolling interest	-	-	-	(65)
Executive severance charges (a)	350	-	350	-
Foreign VAT, interest and penalties (b)	930	-	930	-
Adjusted EBITDA	$4,424	$6,269	$26,722	$25,469
Depreciation and amortization	(1,484)	(1,134)	(4,808)	(3,874)
Stock-based compensation expense	(2,145)	46	(6,697)	(6,388)
Loss in equity interests	(1,842)	(26)	(2,016)	(55)
Interest and other income, net	74	41	144	113
Impairment of equity interest (c)	1,773	-	1,773	-
Adjusted income before income taxes	800	5,196	15,118	15,265
Adjusted provision for income taxes (d)	328	2,052	6,198	6,030
Adjusted net income	$472	$3,144	$8,920	$9,235

Adjusted net income per diluted share	$0.02	$0.13	$0.35	$0.37

Diluted weighted average number of shares outstanding	25,647	24,892	25,596	25,218

Net cash provided by operating activities	$6,889	$6,956	$22,243	$25,373
Less: Capital expenditures	(1,307)	(822)	(5,968)	(2,831)
Free cash flow	$5,582	$6,134	$16,275	$22,542

(a) Incremental costs included in "General and administrative" expenses on the Condensed Consolidated Statements of Operations for the three and twelve months ended December 31, 2013 include severance of $0.35 million, representing the severance for a former executive of the Company.

(b) Incremental costs included in "General and administrative" expenses on the Condensed Consolidated Statements of Operations for the three and twelve months ended December 31, 2013 include foreign VAT, interest and penalties of $0.9 million.

(c) Impairment of an equity interest of $1.8 million is included in "Loss in equity interests" on the Condensed Consolidated Statements of Operations for the three and twelve months ended December 31, 2013.

(d) Adjusted provision for income taxes was calculated using the effective tax rate for each respective year, excluding discrete items.

XO GROUP INC.
SUPPLEMENTAL DATA TABLES
(unaudited)

Local Online Advertising Metrics

	4Q 2013	4Q 2012
Profile Count	30,562	29,161
Vendor Count	22,755	22,122
Churn Rate	27.9%	30.2%
Avg. Revenue/Vendor	$2,474	$2,351

Stock Based Compensation

	Three Months Ended December 31,		Twelve Months Ended December 31,
($000s)	2013	2012	2013	2012
Product & content development	$680	$(50)	$2,391	$2,084
Sales & marketing	412	49	1,591	2,036
General & administrative	1,053	(45)	2,715	2,268
Total stock-based compensation	$2,145	$(46)	$6,697	$6,388

Conference Call and Replay Information

XO Group Inc. will host a conference call with investors at 4:30 p.m. ET on Thursday, March 13, 2014, to discuss its fourth quarter 2013 financial results. Participants should dial (866) 430-3457 and use Conference ID# 2198783 at least 10 minutes before the call is scheduled to begin. Participants can also access the live broadcast over the Internet on the Investor Relations section of the Company's website,accessible at http://ir.xogroupinc.com. To access the webcast, participants should visit XO Group's website at least 15 minutes prior to the conference call in order to download or install any necessary audio software.

A replay of the webcast will also be archived on the Company's website approximately two hours after the conference call ends. A replay of the call will be available at (855) 859-2056 or (404) 537-3406, conference ID #2198783.

About XO Group Inc.

XO Group Inc. (NYSE: XOXO; http://www.xogroupinc.com) is the premier consumer Internet and media company devoted to weddings, pregnancy and everything in between, providing young women with the trusted information, products and advice they need to guide them through the most transformative events of their lives. Our family of premium brands began with the #1 wedding brand, The Knot, and has grown to include The Nest, The Bump and Ijie.com. XO Group is recognized by the industry for being innovative in all media - from the web to social media and mobile, magazines and books, and video - and our groundbreaking social platforms have ignited passionate communities across the world. XO Group has leveraged its customer loyalty into successful businesses in online sponsorship and advertising, registry services, ecommerce and publishing. The company is publicly listed on the New York Stock Exchange (XOXO) and is headquartered in New York City.

Forward Looking Statements

This release may contain projections or other forward-looking statements regarding future events or our future financial performance. These statements are only predictions and reflect our current beliefs and expectations. Actual events or results may differ materially from those contained in the projections or forward-looking statements. It is routine for internal projections and expectations to change as the quarter progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which we base our expectations may change prior to the end of the quarter. Although these expectations may change, we will not necessarily inform you if they do. Our policy is to provide expectations not more than once per quarter, and not to update that information until the next quarter. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation, (i) our online wedding-related and other websites may fail to generate sufficient revenue to survive over the long term, (ii) we incurred losses for many years following our inception and may incur losses in the future, (iii) we may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall, (iv) sales to sponsors or advertisers may be delayed or cancelled, (v) efforts to launch new technology and features may not generate significant new revenue or may reduce revenue from existing services, (vi) we may be unable to develop solutions that generate revenue from advertising delivered to mobile phones and wireless devices, (vii) the significant fluctuation to which our quarterly revenue and operating results are subject, (viii) the seasonality of the wedding industry, (ix) our e-commerce operations are dependent on Internet search engine rankings, and our ability to influence those rankings is limited, (x) the dependence of our registry services business on third parties, and (xi) other factors detailed in documents we file from time to time with the Securities and Exchange Commission. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Non-GAAP Financial Measures

This press release includes information about certain financial measures that are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP” or “U.S. GAAP”), including Adjusted EBITDA, Adjusted net income, Adjusted net income per diluted share and Free cash flow. These non-GAAP measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under U.S. GAAP. Our use of these terms may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

Management defines its non-GAAP financial measures as follows:

•	Adjusted EBITDA represents GAAP net income (loss) adjusted to exclude, if applicable: (1) provision (benefit) for income taxes, (2) depreciation and amortization, (3) stock-based compensation expense, (4) impairment charges and asset write-offs, (5) loss in equity interests, (6) interest and other income, net (7) net loss attributable to non-controlling interest and (8) other incremental charges incurred in the period.

•	Adjusted net income represents GAAP net income (loss), adjusted for incremental costs incurred in the current period, which may include: (1) impairment charges and asset write-offs, (2) executive severance and (3) non-recurring foreign taxes, interest and penalties.

•	Adjusted net income per diluted share represents Adjusted net income (as defined above), divided by the diluted weighted-average number of shares outstanding for the period.

•	Free cash flow represents GAAP net cash provided by operations, less capital expenditures.

Management believes that these non-GAAP financial measures, when viewed with our results under U.S. GAAP and the accompanying reconciliations, provide useful information about our period-over-period growth and provide additional information that is useful for evaluating our operating performance. In addition, Free cash flow provides management with useful information for managing the cash needs of our business. However, Adjusted EBITDA, Adjusted net income, Adjusted net income per diluted share and Free cash flow are not measures of financial performance under U.S. GAAP and, accordingly, should not be considered substitutes for or superior to Net income (loss), Net income (loss) per diluted share and Net cash provided by operating activities as indicators of operating performance.

A reconciliation of GAAP to Non-GAAP financial measures is included in this press release.

Contact:

Ivan Marmolejos

Investor Relations

(212) 219-8555 x1004

IR@xogrp.com